Exhibit 99.1
Blue Nile Announces Fourth Quarter and Fiscal Year 2007 Financial Results
Reports Record Fourth Quarter Net Sales of $111.9 Million, up 23.3%
Earnings per Diluted Share Increase 28.6% to $0.45
Expands Stock Repurchase Program
SEATTLE, February 12, 2008 - Blue Nile, Inc. (Nasdaq: NILE) today reported financial results for its fourth quarter and fiscal year ended December 30, 2007.
Net sales grew 23.3% to $111.9 million, compared to $90.7 million in the fourth quarter of 2006. Operating income for the quarter rose 24.0% to $10.1 million from $8.1 million in the fourth quarter of 2006. Net income totaled $7.5 million, an increase of 31.1% over the fourth quarter last year. Earnings per diluted share increased 28.6% to $0.45, compared to $0.35 in the fourth quarter last year. Non-GAAP adjusted EBITDA increased 26.1% to $12.4 million for the quarter, compared to $9.8 million for the fourth quarter of 2006.
For the full year, Blue Nile reported net sales of $319.3 million, an increase of 26.9% from fiscal year 2006. Operating income rose 35.4% to $22.4 million from $16.6 million for the prior year. Net income for the year increased 33.6% to $17.5 million, and net income per diluted share increased 36.8% to $1.04. Non-GAAP adjusted EBITDA for 2007 increased 31.4% to $29.9 million.
“We are very pleased with our financial performance for the fourth quarter, which reflects excellent growth in sales and profitability. We believe our results are even more impressive given the overall weakness in the retail jewelry category during the holiday season,” said Mark Vadon, Executive Chairman. “The year 2007 was exceptional for Blue Nile — we delivered outstanding sales growth, even stronger earnings growth, and ended the year with a very healthy cash balance of $123 million. We expanded our market share domestically and made significant progress in our international business.
“As we enter 2008, we are well positioned to enhance our category leadership,” continued Vadon. “Our competitive position is strong, and we have an incredible team that is among the best in all of e-commerce. Given the current economic environment, however, we believe it is prudent to be extremely cautious in our expectations for the year. There is tremendous uncertainty in the luxury retail sector, which is experiencing a widely reported consumer slowdown. Within this challenging environment, we will be disciplined in our execution of our unique business model. We will continue to focus obsessively on our customers, providing an exceptional Blue Nile experience. I firmly believe that challenging times can provide opportunities to create great value for our shareholders over the long term.”
Blue Nile announced today that its Board of Directors authorized the repurchase of up to an additional $100 million of the Company’s common stock over 24 months. The Company’s current repurchase authorization now totals $150 million. The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

In a separate release today, the Company announced Mark Vadon has assumed the new role of Executive Chairman of Blue Nile. Diane Irvine has been named the new Chief Executive Officer.
Selected Financial Highlights
•	Gross profit for the quarter grew 25.9% to $23.7 million, from $18.8 million for the fourth quarter of 2006. Gross profit as a percentage of sales increased to 21.1% for the quarter, compared to 20.7% for the fourth quarter of 2006.

•	Selling, general and administrative expense for the quarter was $13.6 million, compared to $10.7 million in the fourth quarter of 2006. Selling, general and administrative expense for the quarter includes stock-based compensation expense of $1.7 million, compared to $1.2 million in the fourth quarter of the prior year.

•	Net income per diluted share for the quarter includes stock-based compensation expense of $0.06, compared to $0.04 for the fourth quarter of 2006.

•	International sales totaled $7.2 million in the quarter, an increase of 155% year over year. For the full year, international sales totaled $17.2 million, a 108% increase compared to sales of $8.3 million for fiscal 2006.

•	For the full year, net cash provided by operating activities was $41.5 million compared to $40.5 million for fiscal year 2006. Non-GAAP free cash flow for the year totaled $36.6 million, compared to $38.6 million in the prior year. Free cash flow for 2007 includes the change in deferred income taxes related to the full utilization of net operating losses for income tax purposes in 2006, as well as higher capital expenditures for 2007 related primarily to the expansion of the Company’s domestic fulfillment center.

•	The Company’s cash and cash equivalents totaled $122.8 million at December 30, 2007.

•	The effective tax rate for the quarter was 33.3%, compared to 35.5% for the fourth quarter of 2006. The lower tax rate is primarily due to deferred tax asset adjustments. The Company’s effective tax rate for fiscal year 2007 was 34.3%, compared to 34.6% for fiscal year 2006.

•	Capital expenditures in the fourth quarter totaled $1.3 million, compared to $0.2 million in the fourth quarter of 2006. Full year 2007 capital expenditures totaled $4.9 million compared to $1.9 million in 2006. The higher capital expenditures for 2007 relate primarily to the expansion of the Company’s domestic fulfillment center.

•	During the quarter, the Company repurchased 94,100 shares of its common stock for $6.5 million. For the full year, the Company repurchased 438,755 shares of its common stock for $20.0 million.

Financial Guidance
The Company announced its initial financial guidance for the first quarter and fiscal year 2008. The following forward-looking statements reflect Blue Nile’s expectations as of February 12, 2008. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.
Expectations for the first quarter 2008 (Quarter Ending March 30, 2008):
•	Net sales are expected to be relatively flat with Q1 2007.
•	Net income is expected to be in a range of $0.11 to $0.14 per diluted share. The estimated net income per diluted share includes the estimated impact of stock compensation expense of approximately $0.07 per diluted share, compared to $0.05 per diluted share in the first quarter of 2007.
•	The effective tax rate for the quarter is expected to be approximately 35%.
Expectations for fiscal year 2008 (Year Ending January 4, 2009):
•	Our goal is to grow net sales by at least 10% for the year and to grow non-GAAP adjusted EBITDA by at least 10%.
•	Our net income per diluted share goal for 2008 is to achieve a GAAP EPS level that approximates 2007. Stock compensation expense for the year is estimated at approximately $0.29 per diluted share, an incremental impact of $0.07 per diluted share compared to 2007.
•	The effective tax rate for the year is expected to be approximately 35%.
•	Capital expenditures are expected to be approximately $2.5 million.
Blue Nile reports fiscal results on a 52/53-week format. The Company’s fiscal 2008 reporting period includes 53 weeks, with the additional week falling into the fourth quarter.
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial performance, estimated stock-based compensation expense, anticipated effective tax rate, anticipated capital expenditures and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, our limited operating history, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q for the quarters ended April 1, 2007, July 1, 2007, and September 30, 2007, and our Annual Report on Form 10-K for the year ended December 31, 2006. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 30, 2007, which we expect to file with the Securities and Exchange Commission on or before February 28, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
The Company will host a conference call to discuss its fourth quarter and full year 2007 financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile’s management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry.
A reconciliation of non-GAAP adjusted EBITDA is as follows (in thousands):

	Quarter ended	Quarter ended
	December 30, 2007	December 31, 2006
Net income	$7,543	$5,753
Income tax expense	3,761	3,163
Other income, net	(1,224)	(786)
Depreciation and amortization	588	427
Stock-based compensation	1,688	1,242

Adjusted EBITDA	$12,356	$9,799

	Year ended	Year ended
	December 30, 2007	December 31, 2006
Net income	$17,459	$13,064
Income tax expense	9,128	6,916
Other income, net	(4,175)	(3,423)
Depreciation and amortization	1,772	1,868
Stock-based compensation	5,735	4,339

Adjusted EBITDA	$29,919	$22,764

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	December 30, 2007	December 31, 2006
Net cash provided by operating activities	$55,495	$47,280

Purchases of fixed assets, including internal- use software and website development	(1,320)	(218)

Non-GAAP free cash flow	$54,175	$47,062

	Year ended	Year ended
	December 30, 2007	December 31, 2006
Net cash provided by operating activities	$41,455	$40,518

Purchases of fixed assets, including internal- use software and website development	(4,897)	(1,908)

Non-GAAP free cash flow	$36,558	$38,610

About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.
Contact:
Blue Nile, Inc.
Eileen Askew, (Investors) 206.336.6745
eileena@bluenile.com
or
Liz Powell, (Media) 206.336.6755
lizpo@bluenile.com

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	December 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$122,793	$78,540
Restricted cash	—	117
Marketable securities	—	19,767
Trade accounts receivable	2,452	1,484
Other accounts receivable	1,124	156
Inventories	20,906	14,616
Deferred income taxes	799	598
Prepaids and other current assets	1,072	740

Total current assets	149,146	116,018
Property and equipment, net	7,601	3,391
Intangible assets, net	286	319
Deferred income taxes	3,489	2,285
Other assets	64	93

Total assets	$160,586	$122,106

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$85,866	$66,625
Accrued liabilities	9,549	7,315
Current portion of long-term financing obligation	38	—
Current portion of deferred rent	238	197

Total current liabilities	95,691	74,137

Long-term financing obligation, less current portion	880	—
Deferred rent, less current portion	538	666

Stockholders’ equity:
Common stock	20	19
Additional paid-in capital	134,207	115,751
Deferred compensation	(3)	(180)
Accumulated other comprehensive income (loss)	75	(2)
Retained earnings	24,569	7,110
Treasury stock	(95,391)	(75,395)

Total stockholders’ equity	63,477	47,303

Total liabilities and stockholders’ equity	$160,586	$122,106

Note: The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended		Year ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
Net sales	$111,906	$90,729	$319,264	$251,587
Cost of sales	88,251	71,946	254,060	200,734

Gross profit	23,655	18,783	65,204	50,853

Selling, general and administrative expenses	13,575	10,653	42,792	34,296

Operating income	10,080	8,130	22,412	16,557

Other income (expense), net:
Interest income, net	1,037	787	3,760	3,323
Other income (expense)	187	(1)	415	100

Total other income (expense), net	1,224	786	4,175	3,423

Income before income taxes	11,304	8,916	26,587	19,980
Income tax expense	3,761	3,163	9,128	6,916

Net income	$7,543	$5,753	$17,459	$13,064

Basic net income per share	$0.47	$0.36	$1.10	$0.79

Diluted net income per share	$0.45	$0.35	$1.04	$0.76

Shares used for computation (in thousands):
Basic	16,039	16,011	15,919	16,563
Diluted	16,925	16,673	16,814	17,278

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flow
(Unaudited)
(in thousands)

	Year ended
	December 30,	December 31,
	2007	2006
Operating activities:
Net income	$17,459	$13,064
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,772	1,868
(Gain) loss on disposal of fixed assets	(8)	5
Stock-based compensation	5,832	4,434
Deferred income taxes	(1,407)	2,654
Tax benefit from exercise of stock options	6,848	2,739
Excess tax benefit from exercise of stock options	(1,847)	(172)
Changes in assets and liabilities:
Receivables, net	(1,935)	236
Inventories	(6,291)	(2,852)
Prepaid expenses and other assets	(306)	88
Accounts payable	19,241	16,468
Accrued liabilities	2,234	2,194
Deferred rent and other	(137)	(208)

Net cash provided by operating activities	41,455	40,518

Investing activities:
Purchases of property and equipment	(4,897)	(1,908)
Proceeds from the sale of property and equipment	23	1
Purchases of marketable securities	(20,230)	(75,030)
Proceeds from the sale of marketable securities	40,000	98,000
Transfers of restricted cash	120	2

Net cash provided by investing activities	15,016	21,065

Financing activities:
Repurchase of common stock	(19,996)	(57,387)
Proceeds from stock option exercises	5,875	2,251
Excess tax benefit from exercise of stock options	1,847	172
Principal payments under long-term financing obligation	(22)	—

Net cash used in financing activities	(12,296)	(54,964)

Effect of exchange rate changes on cash and cash equivalents	78	—

Net increase in cash and cash equivalents	44,253	6,619

Cash and cash equivalents, beginning of period	78,540	71,921

Cash and cash equivalents, end of period	$122,793	$78,540